UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

September 18, 2013 (September 17, 2013)

Date of Report (Date of earliest event reported)

Caesars Entertainment Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-10410	62-1411755
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Caesars Palace Drive

Las Vegas, Nevada 89109

(Address of principal executive offices) (Zip Code)

(702) 407-6000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On September 17, 2013, Caesars Entertainment Corporation (“Caesars”) announced that it has begun a refinancing process for the outstanding mortgage loans under the Second Amended and Restated Loan Agreement, dated as of August 31, 2010, among certain subsidiaries of Caesars, Bank of America, N.A., as collateral agent, and the lenders party thereto (the “Mortgage Loan Agreement”), and the outstanding mezzanine loans under the mezzanine loan agreements for each tranche of mezzanine loans with certain subsidiaries of Caesars, Bank of America, N.A., as collateral agent, and the lenders party thereto (together with the Mortgage Loan Agreement, the “CMBS Facilities”). The borrowers under the CMBS Facilities (the “Existing CMBS Borrowers”) are launching an offer to repurchase for cash (the “CMBS Repurchase”) (i) 100% of the aggregate principal amount of mortgage loans at a price of $0.99 per $1.00 of principal plus accrued and unpaid interest and (ii) 100% of the aggregate principal amount of mezzanine loans at a price of $0.90 per $1.00 of principal plus accrued and unpaid interest. The consummation of the CMBS Repurchase is conditioned upon the acceptance by lenders holding at least 65% of the outstanding aggregate principal amount of the mortgage loans and 85% of the outstanding aggregate principal amount of the mezzanine loans. The lenders under the CMBS Facilities have 10 business days to respond to the Existing CMBS Borrowers’ offer to participate in the CMBS Repurchase. Upon the consummation of the CMBS Repurchase, the mortgage loans and mezzanine loans and all related loan documents and security with respect thereto will be terminated. As of September 17, 2013, lenders holding approximately 63% of the outstanding aggregate principal amount of mortgage loans and approximately 84% of the outstanding aggregate principal amount of mezzanine loans have accepted the offer to participate in the CMBS Repurchase.

As of June 30, 2013, there were approximately $4.4 billion of loans outstanding under the CMBS Facilities. Pursuant to the existing terms of the CMBS Facilities, the maturity of the facilities may, subject to certain conditions, be extended until February 2015.

In connection with these transactions, certain subsidiaries of Caesars (the “New Borrowers”) are launching the syndication of $3,269.5 million of new senior secured credit facilities (the “Senior Facilities”), consisting of a $3,000 million term loan facility and a $269.5 million revolving credit facility, to finance the CMBS Repurchase and refinance (the “Octavius/Linq Repayment”) the $450 million senior secured credit facility entered into by Octavius Linq Holding Co., LLC, an indirect subsidiary of Caesars (“Octavius/Linq Holdings”). Additionally, the New Borrowers intend to launch an offering of $500 million of first lien notes (the “First Lien Notes”) and $1,350 million of second lien notes (the “Second Lien Notes” and, together with the Senior Facilities and the First Lien Notes, the “New Financing”) pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended, to finance the CMBS Repurchase and Octavius/Linq Repayment. Concurrently with the closing of the New Financing, Caesars intends to transfer (the “Octavius/Linq Transfer”) the equity interests in the subsidiaries of Octavius/Linq Holdings that own the assets comprising Octavius Tower at Caesars Palace Las Vegas and “Project Linq” (including the “High Roller Observation Wheel”) to Rio Properties, LLC, an indirect subsidiary of Caesars, which will be a borrower and issuer under the New Financing. The CMBS Repurchase, Octavius/Linq Repayment, Octavius/Linq Transfer and the New Financing are subject to required regulatory approvals and market and other conditions, and may not occur as described or at all.

Certain of the lenders of the mortgage loans who accepted the offer to participate in the CMBS Repurchase (the “Accepting Mortgage Holders”) and the lenders of the mezzanine loans who accepted the offer to participate in the CMBS Repurchase (the “Accepting Mezz Holders”) have agreed, under certain circumstances, to initiate the buy-sell mechanisms under the CMBS Facilities to purchase for cash outstanding loans held by lenders who do not accept the Existing CMBS Borrowers’ offer to participate in the CMBS Repurchase (the “Non-Accepting Holders”). The New Borrowers will provide the funding to the Accepting Mortgage Holders and the Accepting Mezz Holders to fund their purchase for cash of the mortgage loans and mezzanine loans (the “Buy-Sell Loans”) from the Non-Accepting Holders. The purchased Buy-Sell Loans will be delivered to the Existing CMBS Borrowers for cancellation on the closing date.

Caesars is disclosing the foregoing information under Item 8.01 of this Current Report on Form 8-K. This Current Report shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAESARS ENTERTAINMENT CORPORATION

Date: September 18, 2013	By:	/s/ Michael D. Cohen
Michael D. Cohen
Senior Vice President, Deputy General Counsel and Corporate Secretary